Exhibit 99.9

Execution Version

SECOND AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION
Date:	November 18, 2016
To:	Cactus Holding Company, LLC 2200 South 75th Avenue Phoenix, AZ 85043
Attn:	Vicki Plein
From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985
Reference Number:          To be advised by CGMI
The purpose of this Second Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and Cactus Holding Company, LLC (“Counterparty”) on May 18, 2016 (such date, the “First Amended and Restatement Date” and such transaction, the “First Amended and Restated Transaction”), which amended and restated the Transaction entered into between CGMI and Counterparty on October 30, 2015 (the “Original Transaction”).  This Second Amended and Restated Supplemental Confirmation, dated November 18, 2016 (the “Amendment and Restatement Date”), amends and restates in its entirety the Amended and Restated Supplemental Confirmation, dated May 18, 2016 (the “Amended and Restated Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the Amended and Restated Supplemental Confirmation, the Supplemental Confirmation, dated October 30, 2015 (the “Original Supplemental Confirmation”) in the Master Confirmation or in other documentation between the parties shall be to this Second Amended and Restated Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation).  This Second Amended and Restated Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Second Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as October 30, 2015 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Second Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.          The terms of the Transaction to which this Second Amended and Restated Supplemental Confirmation relates are as follows:
Trade Date:	October 30, 2015
Amendment and Restatement Date:	November 18, 2016
Prepayment Date:
The later of (i) the Trade Date and (ii) the first date on which all of the conditions to effectiveness set forth in the Master Confirmation have been satisfied or waived, as determined by CGMI in its reasonable discretion; provided that if CGMI determines, in its reasonable discretion, that it is impracticable for CGMI to deliver the Prepayment Amount by close of business on such date, the Prepayment Date shall be the Currency Business Day immediately following such date.  CGMI shall be deemed to have satisfied its obligation to deliver the Prepayment Amount to Counterparty upon the wiring of the Prepayment Amount to an account in the name of Cactus Holding Company II, LLC in accordance with the wire instructions provided by Counterparty.

Prepayment Amount:	USD 48,300,000
Letter Agreement Reference Price:	USD 15.0205
Counterparty Second Amendment Payment Amount:	USD 5,250,000. Counterparty agrees to pay CGMI the Counterparty Second Amendment Payment Amount on the Counterparty Second Amendment Payment Date.
Counterparty Second Amendment Payment Date:	The Currency Business Day immediately following the Amendment and Restatement Date.
Forward Floor Price:	USD 22.00
Forward Cap Price:	USD 26.40
Final Disruption Date:	December 21, 2017
For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	12/5/2017	1,100,000
2	12/6/2017	1,100,000
3	12/7/2017	1,100,000

3.          For purposes of all Transactions under the Master Confirmation, Section 8(f)(ii) is hereby amended by replacing it in its entirety with the following:

Hire Act Protocols.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement solely for purposes of this Master Confirmation as if set forth in full herein.

Counterparty hereby agrees (a) to check this Second Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Second Amended and Restated Supplemental Confirmation relates by manually signing this Second Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ James Heathcote
Authorized Representative

Confirmed as of the date first above written:

CACTUS HOLDING COMPANY, LLC By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee

[Signature Page to Second Amended and Restated Supplemental Confirmation for Cactus I Forward]
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